Exhibit 10(c)
GE
Executive Life Insurance Plan
As Amended and Restated January 1, 2020

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TABLE OF CONTENTS
	(continued)
10.	ADMINISTRATION	8
	10.1 Administration	8
	10.2 Confidentiality and Privilege	9
	10.3 Claims	9
	10.4 Legal Action	11
	10.5 Incompetent or Deceased Participants	11
	10.6 Liability	12
11.	MISCELLANEOUS	12
	11.1 Benefit Statements	12
	11.2 Notices	12
	11.3 Validity	12
	11.4 Applicable Law	12
	11.5 Waiver	12
	11.6 Disclaimer	13
	11.7 Employment and Other Rights Not Affected by Plan	13
	11.8 Governing Documents	13
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GE EXECUTIVE LIFE INSURANCE PLAN

1.INTRODUCTION

Effective January 1, 2020, General Electric Company hereby amends and restates The GE Executive Life Insurance Plan (“Plan”). This document supersedes all prior restatements of the Plan. The Plan is a welfare benefit plan maintained for the exclusive benefit of select Executives. The purposes of the Plan are to (i) provide Participants with life insurance coverage while they are employed by the Company, and (ii) help Participants build policy cash value to provide for continued life insurance coverage after they Retire.

2.DEFINITIONS

1.Actively-at-Work generally means that the Executive was not absent from work due to illness or medical treatment for a period of more than five (5) consecutive working days in the three (3) months preceding completion of the application for the Policy.
2.Affiliate means any corporation or business entity owned in whole or in part, directly or indirectly, by General Electric Company.
3.Claims Administrator means the person or entity designated by the Plan Sponsor to decide claims and appeals as described in Section 10.3. Unless otherwise designated, the Claims Administrator is the Insurer.
4.Closing Date means January 1, 2020.
5.Company means General Electric Company and any Affiliate.
6.Employee means a common law employee of an Employer. If the Plan Administrator or an Employer determines that an individual is not an “employee,” the individual will not be eligible to participate in the Plan, regardless of whether the determination is subsequently upheld by a court or tax or regulatory authority having jurisdiction over such matters or whether the individual is subsequently treated or classified as an employee for certain specified purposes. Any change to an individual’s status by reason of such reclassification or subsequent treatment will apply prospectively only.
7.Employer means General Electric Company and any other Affiliate, or any successor or successors of an Affiliate, that with the approval of the Plan Sponsor, adopts the Plan.
8.Executive means an Employee who has been classified by the Employer as an Officer Band Company Employee.
9.Insurer means the entity that that Plan Administrator has selected to underwrite the Policies and to manage day-to-day administration of the Plan.

10.Named Fiduciary means an individual or entity described in Section 10.1(a).
11.Participant means an Executive who enrolled in the Plan prior to January 1, 2020, and whose participation in the Plan has not terminated as described in Section 8.
12.Plan means The GE Executive Life Insurance Plan, as set forth in this plan document, and as amended from time to time.
13.Plan Administrator means General Electric Company.
14.Plan Maturity Date means the April 1 coincident with or next following the later of the Participant’s: (i) attainment of age 60; or (ii) completion of 15 years of Plan participation.
15.Plan Sponsor means General Electric Company.
16.Policy means the universal life insurance policy issued on the life of the Participant in connection with this Plan.
17.Premium Bonus has the meaning set forth in Section 7.2.
18.Retire or Retirement has the meaning set forth in Section 8.2(c).
19.Retirement-Eligible has the meaning set forth in Section 8.2.
20.Voluntary Premium Contribution has the meaning set forth in Section 7.4.
3.ELIGIBILITY AND ENROLLMENT

3.1Eligibility Requirements. The Plan is closed to new participants as of January 1, 2020 (the “Closing Date”). Therefore, in order to be eligible to participate in the Plan, the Employee must have been a Participant in the Plan as of the Closing Date. To be a Participant in the Plan as of the Closing Date, the Employee must have been a Participant on December 31, 2019.

(a)Eligibility Requirements Before January 1, 2020. Before January 1, 2020, in order to be eligible to participate in the Plan, an Employee must have: (i) been hired as, or promoted to, an Executive position before January 1, 2018; and (ii) have been Actively-at-Work on the date that coverage was scheduled to begin. Actively-at-Work has the meaning given to that term under the Policy. If an Executive did not meet the Actively-at-Work requirement when he was first eligible to participate in the Plan, he would have been eligible for coverage as soon as he met the Actively-at-Work requirement.

3.2Enrollment Procedure. When an Executive became eligible to participate in the Plan, he received an enrollment kit from the Plan Administrator. The kit contained:

(a)A personalized life insurance exhibit showing illustrative projections of the benefits and cost of the life insurance Policy;

(b)A Plan participation election form;
(c)An application for the Policy;
(d)A form for Certification of Trustee(s) and Proposed Insured, which was required if the Executive elected to assign the ownership of his Policy to a trust; and
(e)An Illustration Certification.
The Executive must have completed the forms and returned them to the Plan Administrator within sixty (60) days to have enrolled in the Plan. This was the Executive’s only opportunity to enroll in the Plan without providing evidence of good health unless the Executive could not meet the Actively-at-Work requirement. An eligible Employee who did not enroll in the Plan when first eligible could enroll later upon providing evidence of good health to the satisfaction of the Insurer if the Employee met the eligibility requirements described in Section 3.1 and continued to be an Executive.

3.3Effective Date of Coverage. The coverage under the Plan began as soon as practicable after the Executive completed and returned the enrollment forms to the Plan Administrator, the form was accepted by the Insurer and the required premiums were paid. The Policy had an issue date of April 1 coincident with or immediately following the date on which the Executive became eligible to participate in the Plan and began accumulating cash value on that issue date. The Executive was provided with temporary term insurance coverage between the coverage start date and the Policy issue date. However, that temporary term insurance coverage did not accumulate any cash value.

3.4Effect of Smoking Habit. The coverage under the Plan is provided by a universal life insurance policy that uses smoker-distinct rates for insurance coverage. As prescribed by Section 7.1, the Premium Bonuses provided by the Company are based on the rates applicable to non-smokers, which are lower than those applicable to smokers. Consequently, a Policy for a Participant who is a smoker will develop lower cash value than a Policy that covers an otherwise identical Participant who is a non-smoker. The owner of a Policy insuring a Participant classified as a smoker may request a change in the Policy to non-smoker status if the Participant has ceased using all tobacco products for at least one year. Any change in smoker status is subject to the Insurer’s approval and the effect on the insurance rates will be prospective only.

4.LIFE INSURANCE POLICY RIGHTS

4.1Ownership. The coverage under the Plan is provided through a universal life insurance policy. The Participant will be the owner of the life insurance policy unless he assigns ownership to a trust or another person. The Policy may be assigned in accordance with its terms. Any assignment shall be effective only after the Insurer receives the properly completed assignment form, and only if the form is received while the Participant is still alive.
4.2Beneficiary Designation. The owner of the Policy may designate a beneficiary to receive life insurance benefits under the Policy. If the owner fails to name a beneficiary or if all of the named beneficiaries pre-decease the Participant or are deemed to die contemporaneously with the Participant, then the Participant’s estate shall be the beneficiary.

The owner of the Policy can change the beneficiary designation at any time. Any beneficiary designation shall be effective only after the Insurer receives the properly completed designation form, and only if the form is received while the Participant is still alive.
4.3Cash Value Account. The Plan is designed such that the Policy will accumulate cash value to provide for continuation of coverage after Retirement. The owner of the Policy owns all of the cash value in the Policy.

5.AMOUNT OF COVERAGE WHILE EMPLOYED
5.1Coverage Formula. The initial benefit amount shall be $1,000,000 for all Vice Presidents and $2,000,000 for all Senior Vice Presidents. On the Benefit Adjustment Date each year, the amount of coverage will be increased by 4%, provided that the Participant on that date (i) is employed by the Company, (ii) satisfies the “Actively-at-Work” requirement, (iii) has not yet attained age 60 and (iv) has participated in the Plan for at least one year. The Benefit Adjustment Date shall be April 1 of each year.
5.2Evidence of Insurability. An Executive who enrolled in the Plan when first eligible and before January 1, 2020, as described in Section 3.1, was eligible to receive the initial coverage and any annual increases in coverage without providing evidence of good health; provided that, with respect to the increases, the Executive met the conditions stipulated in Section 5.1. An Executive who did not enroll in the Plan when first eligible may have been able to enroll later upon providing evidence of good health to the satisfaction of the Insurer if the Employee met the applicable eligibility requirements described in Sections 3.1 and 5.1, continued to be an Executive, and otherwise enrolled before January 1, 2020. An Executive who enrolled late in accordance with the immediately preceding sentence was eligible to receive the initial benefit amount and any annual increases in coverage that the Executive would have received if the Executive had enrolled when first eligible.
6.TARGET AMOUNT OF COVERAGE AFTER RETIREMENT
6.1Target Amount of Post-Retirement Coverage. In general, the target post- Retirement amount of coverage for a Participant is the highest coverage amount attained while a Participant (prior to Plan Maturity Date).
6.2Retirement or Disability Prior to Plan Maturity Date. Participation in the Plan ends on the Plan Maturity Date. If a Participant has not yet reached his Plan Maturity Date when he Retires or becomes disabled, he will continue to be eligible to participate in the Plan until the earlier of the Plan Maturity Date or the date his Participation ends for a reason described in Section 8. While a Participant, the Company will continue to pay Premium Bonuses (in the case of Retirement) or pay Policy premiums (in the case of disability) in accordance with the Plan up to the Plan Maturity Date. During this period, the amount of coverage under the Policy will equal the amount in force at the onset of Retirement or disability.
7.PLAN BENEFITS
7.1Determination of Annual Premiums. The annual premiums for each Participant’s Policy will be actuarially determined (using actuarial assumptions, including whether the Participant is classified as a non-smoker by the Insurer) so that each Participant (i) pays for the cost of the current life insurance benefit, as described in Section 5; and (ii) adds to the cash value an actuarially determined amount, so that on the Plan Maturity Date, the cash value will have accumulated to an amount estimated to be sufficient to provide a level of paid-up insurance (in an amount described in Section 6) until December 31 of the year in which the Participant turns age 94; provided that, for a Participant hired or promoted to Executive on or after January 1, 2008, the cash value will have accumulated to an amount estimated to be sufficient to provide a level of paid-up insurance until December 31 of the year in which the Participant turns age 84. However, there is no guarantee that the annual premiums will result in a cash value that is sufficient to provide a level of paid-up insurance through these ages.
7.2Premium Bonus. The owner of the Policy is required to pay the annual premium for the Policy by April 1 of each calendar year, except to the extent provided in Sections 7.3, 8.4, and 8.5. While the Executive is a Participant, the Company will either pay the Participant a taxable annual Premium Bonus to facilitate the Participant’s payment of premiums for the Policy or, in the case of a Participant on a leave of absence or disability, pay the premium to the extent provided in Section 8.4 or Section 8.5. Except to the extent provided in Section 7.3, the Company will pay the Premium Bonus each calendar year generally on or about the premium due date. The amount of the Premium Bonus will equal the annual premium described in Section 7.1. No premiums or Premium Bonuses will be calculated or paid for a period after the Plan Maturity Date.
7.3Six-Month Delay. To the extent a Participant is a “specified employee,” within the meaning of Internal Revenue Code Section 409A, and any Premium Bonus is deemed to be deferred compensation paid on account of his separation from service (under § 409A), the Company will pay any Premium Bonus, otherwise payable within 6 months following his separation from service, on the date that is 6 months following the Participant’s separation from service. The Participant shall be in compliance with the terms of the Plan if he pays the annual premium for the Policy at that time.
7.4Voluntary Premium Contributions. A Participant or owner of a Policy may pay voluntary premiums to the Policy, subject to prior approval from the Insurer; provided that a Participant or owner of a Policy may not pay any premiums to the Policy in excess of the required premiums while the Company is either paying the Participant a taxable annual Premium Bonus or, in the case of a Participant on a leave of absence or disability, paying the premium to the extent provided in Section 8.4 or Section 8.5.

8.TERMINATION OF PARTICIPATION

8.1Length of Cost Sharing and Plan Participation. A Participant shall continue to participate in the Plan and receive the Premium Bonuses or premium payments, as applicable, until the earliest of:

(a)The Plan Maturity Date; or

(b)Other events enumerated below:

1.The Participant separates from service with all Employers prior to Retirement-Eligibility, unless such separation is due to disability;
2.The owner of the Policy (as described in Section 4.1) exercises any policy ownership rights that would change the coverage (including complete or partial surrenders, loans, or withdrawals);
3.The Participant’s employment position is downgraded from an Executive position prior to Retirement-Eligibility;
4.The owner of the Policy fails to pay the premiums described in Section 7.1 when due;
5.The Participant otherwise does not abide by the rules of the Plan;
6.The Participant requests that participation be terminated; or
7.The Plan Sponsor terminates the Plan or Premium Bonuses in accordance with Section 9.

8.2Participation at Retirement. The following rules apply at Retirement:
(a)On or After Plan Maturity Date. If a Participant Retires on or after his Plan Maturity Date, the Company will not pay any additional Premium Bonuses. All of the annual premiums scheduled for the Policy under the Plan will have been completed by the Plan Maturity Date.
(b)Prior to Plan Maturity Date. If a Participant Retires prior to his Plan Maturity Date, he will continue to be eligible to participate in the Plan, meaning that the Company will continue to pay him Premium Bonuses in accordance with the Plan until his Plan Maturity Date. The amount of coverage during the period between Retirement and the Plan Maturity Date is specified in Section 6.2.
(c)Definition of Retirement. Retirement means separation from service with the Company after becoming Retirement-Eligible. A Company Employee is Retirement-Eligible as determined by the Company in its sole discretion, upon turning age 60 and completing 10 years of continuous service.

8.3Borrowing or Withdrawing Cash Value. If the owner of the Policy withdraws or borrows from the Policy’s cash value account prior to the Plan Maturity Date, the Company will cease to pay any premiums (as described in Section 8.4 and 8.5) or Premium Bonuses.
8.4Leave of Absence. If a Participant takes an approved leave of absence, the Company will pay the Policy premiums for the duration of the Participant’s leave, and coverage will continue at the level that was in effect on the last day the Participant worked. The Participant will remain responsible for income taxes resulting from the Company premium payments. If the Participant does not return to work at the end of the leave, the Company discontinues paying the Policy premiums.
8.5Disability. If the Participant is unable to work because of a disability, as defined by the Plan Administrator, the Company will pay the Policy premiums and coverage will continue at the level of coverage that was in effect on the last day the Participant worked for:
(a)Up to 12 months — if the disability is not work-related; or

(b)Up to 18 months — if the Participant is disabled by illness or injury that is work-related as determined by the Plan Administrator’s interpretation of the workers’ compensation laws.
If the Participant remains totally disabled after continuous service ends, the Company will continue Policy premium payments until the Plan Maturity Date; provided that the Participant remains totally disabled. The Participant is considered totally disabled if unable to perform the duties of any job — whether for the Company or any other employer — for which the Participant is reasonably suited by education, training, or experience. The Participant will still be responsible for any taxes due on premiums that were paid by the Company or otherwise that relate to the Participant’s coverage.
If the Participant is deemed to no longer be totally disabled and does not return to work, the Participant will not be eligible for continued premium payments by the Company.
8.6Termination of Employment Prior to Retirement-Eligibility
If a Participant separates from service with all Employers before Retirement-Eligibility, his participation in the Plan will end immediately, but he will be able to keep the cash value of the Policy as of that date.
8.7Downgrade. If a Participant’s employment position is downgraded from an Executive position, but he is Retirement-Eligible, then he will continue to participate in the Plan. The coverage amount (and the target paid-up coverage amount used to determine the target cash value at Plan Maturity Date) will be frozen at the coverage amount in effect on the date of the downgrade.
If a Participant’s employment position is downgraded from an Executive position, and he is not Retirement-Eligible, then his participation in the Plan will end immediately, but he will be able to keep the cash value of the Policy as of that date.

8.8Rehire. If a former Participant was rehired by an Employer in (or re-promoted to) an Executive position on or after January 1, 2018, he is not eligible to enroll or re-enroll in the Plan. If a former Participant was rehired by an Employer in (or re-promoted to) an Executive position before January 1, 2018, he must have been enrolled or re-enrolled in the Plan on December 31, 2019, in order to be a Participant in the Plan as of the Closing Date.

9.PLAN AMENDMENTS AND TERMINATION
The Plan Sponsor reserves the right to amend, modify, suspend, replace, or terminate the Plan at any time, for any reason, in its sole discretion, with or without notice, retroactively or prospectively, to the full extent permitted by law. No individual has a vested right to any benefit under the Plan and no provision of the Plan or any communication regarding the Plan shall be interpreted to provide or imply such a right. Such action may be taken by the Plan Sponsor’s Board of Directors or an officer authorized by the Board.

10.ADMINISTRATION

10.1Administration
(a)In accordance with Section 402(a)(1) of ERISA, the Plan Administrator and the Claims Administrator are the “Named Fiduciaries” of the Plan. The Plan Administrator shall have the sole and absolute discretion to control and manage the operation and administration of the Plan, including but not limited to the power to construe and interpret the provisions of the Plan, to make findings of fact, to determine the eligibility of Employees to participate in the Plan and the benefit entitlements of Participants, and to establish rules and procedures (and to amend, modify or rescind the same) for the administration of the Plan, except to the extent such responsibility has been allocated to a Claims Administrator. The Claims Administrator shall have the sole and absolute discretion to decide claims and appeals as described in Section 10.3 and shall have such discretionary power as may be necessary in order to carry out those duties and powers.
(b)The determinations and rules of the Plan Administrator, Claims Administrator, or other fiduciary upon any question of fact, interpretation, definition or procedure relating to the Plan or any other matter relating to the Plan shall be conclusive and binding on all persons having an interest in the Plan. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence presented to the Named Fiduciary or fiduciary at the time of its determination.
(c)The Named Fiduciaries may reallocate their responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) among themselves pursuant to an instrument executed by the Named Fiduciaries that describes the reallocated responsibilities.
(d)Each Named Fiduciary may delegate its responsibilities to persons other than Named Fiduciaries. Such delegation shall be permissible only if the proposed delegate executes an instrument acknowledging acceptance of the delegated responsibilities and only if the Plan Sponsor authorizes such delegation on the instrument. A Named Fiduciary may delegate its responsibilities to its employees without the restrictions of this Section 10.1.

(e)A Named Fiduciary or its delegate may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility such Named Fiduciary has under the Plan.

10.2Confidentiality and Privilege. If the Company or an Employer (or a person or entity acting on behalf of the Company or an Employer) or the Plan Administrator or other Plan fiduciary (an “Advisee”) engages attorneys, accountants, actuaries, consultants, and other service providers (an “Advisor”) to advise them on issues related to the Program or the Advisee’s responsibilities under the Plan:
(a)the Advisor’s client is the Advisee and not any Employee, Executive, Participant, former Participant, beneficiary, claimant, or other person;
(b)the Advisee shall be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and
(c)no Employee, Executive, Participant, former Participant, beneficiary, claimant or other person shall be permitted to review any communication between the Advisee and any of its or his Advisors with respect to whom a privilege applies, unless mandated by a court order.
10.3Claims
(a)Questions Relating to Eligibility. All questions relating to eligibility or classification, including who is an Executive or a Participant, shall be submitted to the Plan Administrator for review.
(b)Claims for Benefits. All claims for benefits under the Plan shall be submitted to the Claims Administrator for review. The Claims Administrator shall establish a procedure for Participants, their designated beneficiaries, and/or authorized representatives to file a claim for benefits under the Plan. In the absence of any other procedure designated by the Claims Administrator or the claims procedure set forth by the Claims Administrator does not comply with the requirements of 29 C.F.R. § 2560.503-1, the procedure described in this Section 10.3 shall apply.
If a Participant or designated beneficiary (hereinafter, a “Covered Person”) believes that he has been denied a benefit under the Plan to which he is entitled, the Covered Person may file a written request for such benefit with the Claims Administrator, setting forth his claim. Claims must be submitted to the Claims Administrator at the address indicated in the documents describing the Plan. Claims will not be deemed submitted for purposes of these procedures unless and until received at the correct address. Claims submissions must be in a format acceptable to the Claims Administrator and compliant with any applicable legal requirements. Claims that are not submitted in accordance with the requirements of applicable federal law respecting privacy of protected health information and/or electronic claims standards will not be accepted by the Plan. Claims submissions must be timely. Plan benefits are available only for claims that are incurred by a Covered Person during the period that he or she is covered under the Plan. Claims submissions must be complete and include all information requested by the Claims Administrator.

A Covered Person may designate an authorized representative to act on his behalf in pursuing a benefit claim or appeal. The designation must be explicitly stated in writing and, if applicable, it must authorize disclosure of individually identifiable health information, with respect to the claim, to the applicable benefit plan, the Claims Administrator and the authorized representative to one another. The Claims Administrator may require reasonable proof to determine whether an individual has been properly authorized to act on behalf of a Covered Person. If a document is not sufficient to constitute a designation of an authorized representative, as determined by the Claims Administrator, then the Plan will not consider a designation to have been made.

The person who files the claim — Participant, beneficiary, or authorized representative — is the “Claimant.”

If a claim for benefits is denied in whole or in part, the Claimant will receive a written notice within 90 days. However, if the Claims Administrator determines that special circumstances require an extension, the time for its decision will be extended for an additional 90 days. If the time for its decision is extended, the Claims Administrator will notify the Claimant. If extended, a decision will be made no more than 180 days after the claim was received. Notification of a claim denial will be provided by the Claims Administrator. The notice will include:

•The reason for the denial, with specific reference to the pertinent Plan provisions on which the denial is based;
•A description of any information or materials necessary to process the claim properly and the reasons why the materials are needed;
•An explanation of the claims review procedure; and
•A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

To appeal the denial, the Claimant must file a written request for reconsideration to the Claims Administrator within 60 days after receiving the denial. The Claimant’s appeal may include comments, documents, records or other information in support of the appeal. At the Claimant’s request, there will be, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The Claims Administrator will take into account all comments, documents, records and other information submitted relating to the appeal, without regard to whether the information was submitted or considered in the decision to deny the claim. The Claims Administrator will respond within 60 days after receipt of the appeal. However, if the Claims Administrator determines that special circumstances require an extension, the time for its decision will be extended for an additional 60 days. If the time for its decision is extended, the Claims Administrator will notify the claimant of the reasons for the extension and the date by which the Claims Administrator expects to render its decision. The time period for the Claims Administrator to decide the appeal will not run while the Claims Administrator is waiting for the claimant to provide any requested information.

Notification of an appeal denial will be provided by the Claims Administrator. The notice will include:

•The specific reason or reasons for the adverse determination and the specific Plan provisions on which the determination is based;

•A statement that the Claimant on appeal is entitled to receive upon request and without charge, reasonable access to and copies of any document, record or other information relevant to his claim; and
•A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

10.4Legal Action. If an individual wishes to file a lawsuit against a Plan (1) to recover benefits that the individual believes are due to him or her under the terms of the Plan or any law; (2) to clarify his or her right to future benefits under the Plan; (3) to enforce his or her rights under the Plan; or (4) to seek a remedy, ruling or judgment of any kind against the Plan, he or she may not file a lawsuit until he or she has exhausted the claims procedures described above, and must file the suit within the Applicable Limitations Period or the suit will be time-barred. The Applicable Limitations Period is the period ending three years after:

(a)In the case of a claim or action to recover benefits allegedly due under the terms of the Plan or to clarify rights to future benefits under the terms of the Plan, the earliest of: (i) the date the first benefit payment was actually made, (ii) the date the first benefit payment was allegedly due, or (iii) the date the Plan, the Company, the Plan Administrator, the Insurer, or any representative of the Plan first repudiated its alleged obligation to provide such benefits (regardless of whether such repudiation occurred during review of a claim under the claims procedures described in this document); or
(b)In the case of any other claim or action, the earliest date on which the individual knew or should have known of the material facts on which the claim or action is based, regardless of whether he or she was aware of the legal theory underlying the claim or action.
If a lawsuit is filed on behalf of more than one individual, the Applicable Limitations Period applies separately with respect to each individual.
A claim for Plan benefits or an appeal of a complete or partial denial of a claim, as described in the claims and appeals sections, generally falls under (a) above. However, if the individual has a timely claim or a timely appeal pending before the Claims Administrator when the Applicable Limitations Period would otherwise expire, the Applicable Limitations Period will be extended to the date that is 60 calendar days after the final denial (including a deemed denial) of such claim on internal review.
The Applicable Limitations Period replaces and supersedes any limitations period that ends at a later time that otherwise might be deemed applicable under any state or federal law.
Any lawsuit regarding the Plan must be filed in a United States District Court for the District of New York or in the United States District Court for the district in which the plaintiff lives or, in the case of an action brought by more than one plaintiff, the United States District Court for the district in which the largest number of plaintiffs live.

10.5Incompetent or Deceased Participants. If the Plan Administrator or Insurer determines that a Participant or beneficiary is not physically or mentally capable of receiving or acknowledging receipt of benefits under the Plan, the Plan Administrator may make benefit payments to the court-appointed legal guardian for the Participant or beneficiary, to an individual who has become the legal guardian for the Participant or beneficiary by operation of state law, or to another individual whom the Plan Administrator determines is the appropriate person to receive such benefits on behalf of the Participant or beneficiary.
10.6Liability. The interpretation and construction of the Plan by the Plan Administrator or Claims Administrator, and any action taken thereunder, shall be binding and conclusive upon all persons and entities claiming to have an interest under the Plan. The Company and its agents shall not be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan provided that such action or omission is made in good faith.

11.MISCELLANEOUS

11.1Benefit Statements. Each year, each Participant in the Plan will receive a benefit statement. The statement will provide the Participant with current information about the Policy, such as:
(a)Owner of the Policy,
(b)Coverage amount,
(c)Premium for the current year, and
(d)Cash surrender value.
11.2Notices. Any notice or document required to be given to or filed with the Company or the Plan Administrator shall be deemed given or filed if delivered by certified or registered mail, return receipt requested, to such party’s attention at the Company’s offices: Plan Administrator, General Electric Company, 901 Main Ave., The Towers at Merritt River, Norwalk, CT 06851, or at such other address as the Company or the Plan Administrator may provide from time to time.

11.3Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect in any respect the validity of the remaining provisions of the Plan.

11.4Applicable Law. The Plan shall be interpreted, construed, and administered in accordance with the laws of the State of New York, without regard to its conflict of law rules, to the extent such laws are not preempted by the laws of the United States.
If the law of any applicable jurisdiction mandates that benefits or coverages in excess of those provided by this Plan be provided, the benefits and coverages will be increased to the level mandated by such law with respect to employees and covered dependents covered by such law. Any individual subject to such law will be required to pay the cost of any mandated benefits and coverages through contributions, as determined by the Plan Administrator or Claims Administrator.
11.5Waiver. No term, condition, or provision of the Plan shall be deemed waived unless the purported waiver is in writing signed by the Plan Administrator. No waiver signed by the Plan Administrator shall be deemed a continuing waiver unless so specifically stated in the writing, and any such waiver shall operate only for the stated period and only as to the specific term, condition, or provision waived.

11.6Disclaimer. The Company makes no assertion or warranty about:

(a)services and supplies that a Participant obtains, or obtains reimbursement for, as Plan benefits; or

(b)whether any taxes are required by any government or government agency to be withheld from, or paid with respect to, amounts paid under the Plan. The Participant shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld, irrespective of whether withholding is required.

11.7Employment and Other Rights Not Affected by Plan. Nothing contained herein shall in any manner affect any employment relationship between the Company and any Employee, nor shall anything contained herein be construed to enlarge upon or to add to, directly or indirectly, the employment rights of any individual. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account, or asset of the Company from which any payment under the Plan may be made. This Plan is not a guarantee of continuation of any benefits or coverage offered through the Plan.

11.8Governing Documents. In the event of any inconsistency between the terms of the Plan set forth herein and the terms of any Policy purchased with respect to a Participant, the terms of such Policy shall be controlling as to that Participant, the owner of the Policy, any designated beneficiary, and any assignee or successor-in-interest of any of the foregoing persons.

AMENDMENTS TO THE GE EXECUTIVE LIFE INSURANCE PLAN

The GE Executive Life Insurance Plan (the “Plan”) is hereby amended as follows to reflect certain changes to the Plan. The amendments are effective January 1, 2021.

I.Effective March 1, 2020, Section 2 is amended by inserting the following as Section 2.6 and Section 2.7, respectively, and renumbering the subsequent subsections and cross- references accordingly:

2.6COVID-19 National Emergency — The national emergency period declared in President Trump’s Proclamation on Declaring a National Emergency Concerning the Novel Coronavirus Disease Outbreak made pursuant to his authority under section 501(b) of the Robert T. Stafford Disaster Relief and Emergency Assistance Act.

2.7COVID-19 Outbreak Period — The period from March 1, 2020 until sixty (60) days after the announced end of the COVID-19 National Emergency or such other date announced by the applicable government agency in a future notice, but in no event later than March 1, 2021.

II.Subsection 8.1(b) is amended to add “or layoff or entitlement to severance (as described in Section 8.6)” to the end of subsection 8.1(b)(1) and to include the following new subsection 8.1(b)(8):

8.    The end of the continued coverage period (not to exceed 12 months) following a separation from service from the Company that meets the requirements of Section 8.6;

III.Section 8 is amended by inserting the following as Section 8.6 and renumbering the subsequent subsections and cross-references accordingly:

8.6Termination of Employment Due to Layoff or Entitlement to Severance Benefits. The Company will continue to pay the Premium Bonuses pursuant to the rules described in Sections 8.2(a) and (b), as applicable, for up to 12 months and coverage under the Policy will equal the amount in force on the last day the Participant worked, if the Participant:

▪executes (and does not revoke) a release satisfactory to the Company; and

▪separates from service with the Company either:

•due to a layoff or other permanent job-loss event, or

•for reasons that entitle the Participant to receive benefits under the GE Executive Severance Plan.

IV.Section 8.7 (as renumbered pursuant to II) is clarified to read in its entirety as follows:

8.7Termination of Employment Prior to Retirement-Eligibility

If a Participant separates from service with all Employers before Retirement- Eligibility, excluding a separation from service that meets the requirements of Section 8.6, his participation in the Plan will end immediately, but he will be able to keep the cash value of the Policy as of that date.

V.Effective March 1, 2020, Section 10.3(b) is amended by inserting the following as a new paragraph at the end thereof:

Notwithstanding any provision to the contrary in this Section 10.3(b), the timeframe a Claimant has to file a claim for benefits or appeal an adverse benefit determination shall be extended to take into account the COVID-19 Outbreak Period in accordance with applicable law or Department of Labor or IRS guidance related to the COVID-19 National Emergency.